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                                                                      Exhibit 10
INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement under the Securities Act of 1933 on Form N-4 and in this Amendment No. 9 to Registration Statement No. 811-09203 under the Investment Company Act of 1940 of our report dated March 10, 2003, related to the financial statements of Pacific Life & Annuity Company as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, appearing in the Statement of Additional Information of Pacific Value, which is part of such Registration Statement; and to the incorporation by reference of our report dated February 14, 2003, related to the statements of assets and liabilities of Separate Account A of Pacific Life & Annuity Company as of December 31, 2002, the related statement of operations, statements of changes in net assets and financial highlights for the period from commencement of operations through December 31, 2002, appearing in the Annual Report of Separate Account A of Pacific Life & Annuity Company for the year ended December 31, 2002.

We also consent to the reference to us under the heading "Independent Auditors" in such Statement of Additional Information.


/s/ DELOITTE & TOUCHE LLP
Costa Mesa, California
July 31, 2003